Exhibit 99.1

International Shipholding Corporation Reports Fourth Quarter Results

MOBILE, Ala.--(BUSINESS WIRE)--International Shipholding Corporation today reported results for the three-month and twelve-month periods ended December 31, 2007. The Company reported net income of $3.406 million for the three months ended December 31, 2007, which included a small loss of $81,000 from our discontinued LASH Liner service. For the three months ended December 31, 2006, the Company reported net income of $22.362 million, which included a gain of $17.889 million, net of taxes, from the sale of our minority investment in another company and net income of $2.717 million from our discontinued LASH Liner service. The comparable 2006 fourth quarter net income, excluding the aforementioned gain, and income was $1.756 million. For the full year 2007 net income was $17.416 million, which included net income from our discontinued LASH Liner service of $5.624. Net income for the full year 2006 was $17.048 million, which was impacted by the aforementioned gain from the sale of our minority investment and losses of $1.146 million from the discontinued LASH Liner service.

Operating income for the three months ended December 31, 2007 was $1.445 million higher than the same period in 2006. The Company’s Rail Ferry Service, operating at improved cargo levels during the quarter, was the primary reason for the improvement over the comparable 2006 period. Also favorably impacting comparable results was the Company’s Contract of Affreightment segment, which improved over the comparable period in 2006 from lower operating cost. Additionally, the Company’s Other segment was charged $1.946 million in the fourth quarter of 2006 with a non-recurring expense associated with the lease termination of our Intermodal transfer facility in Memphis, TN. Thus the comparable fourth quarter 2007 results in the Other segment showed improvement.

Results of the Company’s Time Charter segment were lower in the fourth quarter of 2007 as compared to the same period of 2006 primarily as a result of the U.S. Flag Coal Carrier operating less days at its higher primary contractual rate during the quarter, given the fact that operating days at the primary contractual rate were satisfied earlier during the year as compared to the 2006 year. In addition, the U.S. Flag Pure Car Truck Carrier fleet experienced higher operating costs during the fourth quarter of 2007 versus the fourth quarter of 2006. Trading patterns of the fleet, during the quarter, caused an increase in variable operating costs.

Depreciation expense, a component of operating income, increased in the fourth quarter of this year as compared to the same period in 2006 as a result of the placement into service of the second decks on the Rail Ferry vessels.

Lower administrative and general expenses in the 2007 fourth quarter, when compared to the same period in 2006, reflect non-recurring unreimbursed corporate relocation costs that were incurred in 2006.

Interest expense for the three months ended December 31, 2007 was lower than the comparable period in 2006 resulting from the retirement of the Company’s 7¾% Senior Unsecured Notes (“Notes”) in the fourth quarter, 2007. The retirement of the Notes reduced investment income somewhat in the three months ended December 31, 2007, as available cash was utilized to pay off the Notes.

Our income tax benefit for the fourth quarter of 2007 was $286,000 as compared to a tax provision of $2.303 million for the fourth quarter of 2006. The 2006 provision reflects taxes provided on the gain from the sale of the minority investment in another company.

The results of the Company’s unconsolidated entities, specifically the investment in a company that owns and operates bulk carriers, showed improved results. The improved results in the fourth quarter of 2007 from the comparable 2006 period reflect higher charter rates.

The Company’s 2007 fourth quarter results reflect a slight loss of $81,000 from our discontinued LASH Liner service while fourth quarter of 2006 showed net income of $2.717 million. The fourth quarter of 2006 results include gains from the disposition of one of the LASH vessels and accompanying LASH barges while the 2007 fourth quarter primarily reflect results from the winding down of the LASH Liner service. In January of 2008, the Company sold for scrap the one remaining LASH vessel and most of the remaining LASH barges. The sales have generated cash proceeds of $11.342 million in January and a gain of $5.057 million, which will be reported in the Company’s 2008 first quarter results.

On December 27, 2007, the Company called for redemption on February 1, 2008, all of its outstanding 6% Convertible Exchangeable Preferred Stock. The redemption price is $51 per share of the Preferred Stock. If all of the Preferred Stock is redeemed, the total pay-out required would be $40.8 million. The Company has adequate liquidity, including its available line of credit, to meet the full pay-out.

The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The Company’s Preferred Stock is traded on the NYSE with the symbol “ISH Pr”.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues	$51,920	$47,291	$197,110	$185,464

Operating Expenses:
Voyage Expenses	38,778	35,601	147,012	137,478
Vessel and Barge Depreciation	5,936	5,048	21,322	20,066
Impairment Loss	-	-	-	8,866

Gross Voyage Profit	7,206	6,642	28,776	19,054

Administrative and General Expenses	4,847	5,728	18,158	17,609
Gain on Sale of Other Assets	-	-	(12)	-

Operating Income	2,359	914	10,630	1,445

Interest and Other:
Interest Expense	1,905	2,774	9,762	11,147
Gain on Sale of Investment	-	(22,598)	(352)	(23,058)
Investment Income	(238)	(350)	(2,592)	(1,397)
Loss on Early Extinguishment of Debt	-	35	-	248
	1,667	(20,139)	6,818	(13,060)

Income from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income of Unconsolidated Entities	692	21,053	3,812	14,505

(Benefit) Provision for Income Taxes:
Current	77	28	120	113
Deferred	(453)	2,273	(1,570)	919
State	90	2	86	4
	(286)	2,303	(1,364)	1,036

Equity in Net Income of Unconsolidated Entities (Net of Applicable Taxes)	2,509	895	6,616	4,725

Income from Continuing Operations	3,487	19,645	11,792	18,194

Loss from Discontinued Operations
Loss before benefits for income taxes	(861)	(1,463)	(4,238)	(8,440)
Gain on Sale of Liner Assets	785	4,984	9,880	5,125
(Provision) Benefit for Income Taxes	(5)	(804)	(18)	2,169
Net Income (Loss) from Discontinued Operations	(81)	2,717	5,624	(1,146)

Net Income	$3,406	$22,362	$17,416	$17,048

Preferred Stock Dividends	600	600	2,400	2,400

Net Income Available to Common Stockholders	$2,806	$21,762	$15,016	$14,648

Basic and Diluted Earnings Per Common Share:

Net Income (Loss) Available to Common Stockholders
Continuing Operations	$0.44	$3.11	$1.48	$2.58
Discontinued Operations	$(0.01)	$0.45	$0.88	$(0.18)
	$0.43	$3.56	$2.36	$2.40

Net Income (Loss) Available to Common Stockholders - Diluted
Continuing Operations	$0.41	$2.42	$1.41	$2.24
Discontinued Operations	$(0.01)	$0.33	$0.67	$(0.14)
	$0.40	$2.75	$2.08	$2.10

Weighted Average Shares of Common Stock Outstanding:
Basic	6,519,187	6,119,187	6,360,208	6,116,036
Diluted	8,519,187	8,119,187	8,369,473	8,122,578

CONTACT:
International Shipholding Corporation
Niels M. Johnsen, Chairman, 212-943-4141
or
Erik L. Johnsen, President, 251-243-9221